Exhibit 3(i)(4)

CERTIFICATE OF CONVERSION

CONVERTING

TRACK GROUP, INC.

a Utah corporation

to

TRACK GROUP, INC.

a Delaware corporation

This Certificate of Conversion is being duly executed and filed by the person authorized to sign this Certificate of Conversion on behalf of Track Group, Inc., a Utah corporation (the “Converting Corporation”), to convert the Converting Corporation to Track Group, Inc., a Delaware corporation (the “Resulting Corporation”), under the General Corporation Law of the State of Delaware.

1.          The date on which, and the jurisdiction where, the Converting Corporation was first incorporated are as follows:

Date	Jurisdiction

July 27, 1995	State of Utah

2.          The name and type of entity of the Converting Corporation immediately prior to the filing of this Certificate of Conversion is Track Group, Inc., a Utah corporation.

3.          The name of the Resulting Corporation as set forth in its certificate of incorporation filed in accordance with subsection (b) of Section 265 of the General Corporation Law of the State of Delaware is “Track Group, Inc.”

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion this 5th day of August, 2016.

Track Group, Inc.

By:	/s/ Guy Dubois
Name: Guy Dubois
Title: Executive Committee Member, Acting Chief Executive Officer